Exhibit 99.1

NEWMONT EXTENDS MIRAMAR OFFER TO ALLOW SATISFACTION OF INVESTMENT CANADA CONDITION

DENVER, Colorado and Vancouver, British Columbia, December 6, 2007 – Newmont Mining Corporation (“Newmont”) (NYSE: NEM) and Miramar Mining Corporation (“Miramar”) (TSX: MAE, AMEX: MNG) announced today that Newmont has extended the period for acceptance of its offer to purchase the common shares of Miramar to 5:00 p.m. (Toronto time) on December 21, 2007. Newmont expects to mail a formal notice of extension to all Miramar shareholders on December 7, 2007.

The offer is being extended to accommodate a condition of the offer requiring approval of the acquisition under the Investment Canada Act that has not yet been satisfied. The initial review period under the Investment Canada Act will expire on December 13, 2007.

Separately, an advance ruling certificate was received from the Commissioner of Competition under the Competition Act (Canada) on November 23, 2007, which permits Newmont to proceed with the transaction under the Competition Act (Canada).

The board of directors of Miramar continues its unanimous determination that the offer is fair, from a financial point of view, to the Miramar shareholders and continues to unanimously recommend that Miramar shareholders accept the C$6.25 all cash offer and tender all of their shares. All of the directors and senior officers of Miramar have tendered their shares to the offer.

Richard O’Brien, President and Chief Executive Officer of Newmont, said, “When we entered into our agreement with Miramar, we carefully examined the opportunity that Miramar represents. We continue to believe that our offer remains competitive with other development opportunities available to us, while providing full and fair value to Miramar shareholders.”

Tony Walsh, President and Chief Executive Officer of Miramar, said, “We believe Newmont’s offer takes into account the value of the existing resources at Hope Bay along with its significant upside potential and, in that context, are continuing to recommend that our shareholders accept the offer.”

The offer and take-over bid circular dated October 31, 2007 that has been filed with the Canadian securities commissions and the United States Securities and Exchange Commission is, and the notice of extension that is being filed will be, available at www.sedar.com and www.sec.gov.

MacKenzie Partners, Inc. is the information agent for the offer. Shareholders can obtain copies of the offer and take-over bid circular and related materials at no charge from the information agent, MacKenzie Partners, Inc. at (800) 322-2885 or by email at miramar@mackenziepartners.com.

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About Newmont:

Founded in 1921 and publicly traded on the NYSE since 1925, Newmont is one of the largest gold companies in the world. Headquartered in Denver, Colorado, the company employs approximately 15,000 people, the majority of whom work at Newmont’s core operations in the United States, Australia, Peru, Indonesia and Ghana. Newmont is the only gold company listed in the S&P 500 index and in the Dow Jones Sustainability Index-World. Newmont’s industry leading performance is reflected through high standards in environmental management, health and safety for its employees and creating value and opportunity for host communities and shareholders.

About Miramar:

Miramar is a Canadian gold company that controls the Hope Bay Project, one of the largest undeveloped gold projects in North America. The Hope Bay Project extends over 1,000 square kilometers and encompasses one of the most prospective undeveloped greenstone belts in North America.

Investor and Media Contacts:

Newmont:

Investor Contact: John Seaberg 303.837.5743 john.seaberg@newmont.com

Media Contact: Omar Jabara 303.837.5114 omar.jabara@newmont.com

Miramar:

Investor Contact: Nicole Hoeller 604.985.2572 nhoeller@miramarmining.com

More Information and Where to Find It:

Newmont and Miramar have filed materials related to the offer for all of the outstanding common shares of Miramar, including the offer, the accompanying take-over bid circular and the Miramar directors’ circular, with the Canadian securities commissions and the U.S. Securities and Exchange Commission. Investors and security holders are advised to read these materials because they contain important information. Investors and security holders may obtain materials that are filed with the Canadian securities commissions and the SEC, including the offer, the accompanying take-over bid circular and Miramar’s directors’ circular, and the notice of extension when it becomes available, at www.sedar.com and www.sec.gov.

Cautionary Statement:

This news release contains forward-looking statements, including “forward-looking statements” within the meaning of applicable Canadian and United States securities laws. Such forward-looking statements include, without limitation, statements regarding the timing, terms and conditions and anticipated consequences of the proposed transaction. Where statements by Newmont or Miramar express or imply an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. The completion of the proposed transaction is subject to a number of terms and conditions including, without limitation, acceptance of the offer by holders of the requisite number of common shares of Miramar, approval of Canadian foreign investment regulators and certain termination rights available under the agreement relating to the transaction. Neither Newmont nor Miramar undertakes, and each expressly disclaims, any obligation to release publicly revisions to any forward-looking statement to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Additionally, Newmont and Miramar each expressly disclaims any obligation to comment on expectations of, or comments made by, third parties in respect of the proposed transaction.

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